THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE, OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

$450,000.00	December ___, 2009
Rochester, New York

FOR VALUE RECEIVED, Document Security Systems, Inc. (the “Company”, “Document Security Systems”, or “Borrower”),.promises to pay to Printers, LLC, a Washington limited liability company (the “Lender”), or to its order, the principal sum of $450,000 (the “Principal Amount”), together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire Outstanding Amount (as defined in Section 1 below) is paid in full.

1.           Maturity. The aggregate Principal Amount, together with all accrued interest and penalties thereon and expenses incurred by the Lender in connection herewith (cumulatively, the “Outstanding Amount”), shall be due and payable in full on the earliest to occur of (the earliest of such events, the “Maturity Date”): (i) June ___, 2012 and (ii) the automatic acceleration of this Note upon the occurrence of an Event of Default.

2.           Interest. Interest shall accrue on the then outstanding principal balance of this Note at a fixed interest rate per annum equal to 8%. Accrued interest shall be payable in cash in arrears on the last day of each calendar quarter commencing on December 31, 2009, until the outstanding principal balance is paid in full. If at any time the principal balance of this Note shall be paid in full, then all accrued interest shall be payable at the time of such principal payment.  In the case of an Event of Default (Section 9), interest shall accrue on the then outstanding principal balance of this Note at a fixed interest rate per annum equal to 12% until such Event of Default is cured.

3. Conversion.

3.1. Optional Conversion. At any time on or prior to the Maturity Date, the outstanding principal balance of this Note and any accrued but unpaid interest thereon may, at the sole option of the Lender, be converted, in whole or in part, into fully paid and non-assessable shares of Document Security Systems, Inc.’s common stock, par value $0.02 per share (the “Common Stock”), at a conversion price equal to $1.73 per share (the “Conversion Price”), subject to adjustment as set forth herein.  Conversions can only be made in minimum increments of 20,000 shares.

3.2. Mechanics of Conversion. The Lender shall notify the Borrower of its election to convert all or part of this Note in accordance with Section 3.1. The Borrower shall, as soon as practicable but in no event later than five days following its receipt of such notice, issue and deliver to Lender a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fractional share in accordance with Section 3.3. This Note shall be deemed to have been converted and a certificate or certificates for shares of Common Stock shall be deemed to have been issued, and the Lender or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the date said notice is received by the Borrower. If this Note shall have been converted in part, the Borrower shall, at the time of delivery of said certificate or certificates, deliver to the Holder a new Note evidencing the remaining outstanding principal balance of this Note, which new Note shall in all other respects be identical with this Note. Upon conversion of this Note in full, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on such conversion date, except only the right of the Holder to receive the shares of Common Stock to which it is entitled as a result of the conversion.

3.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Borrower shall pay cash equal to such fraction multiplied by the Conversion Price.

3.4. Subdivision or Combination of Common Stock. If Document Security Systems at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if Document Security Systems at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

3.5. Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of Document Security Systems with or into another entity (other than a merger or reorganization involving only a change in the state of incorporation of Document Security Systems), or the sale of all or substantially all of Document Security Systems’ capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that Lender shall thereafter be entitled to receive the number of shares of stock or other securities or property of Document Security Systems or of the successor corporation resulting from the merger, consolidation or sale, to which the Lender would have been entitled if the Lender had converted this Note immediately prior thereto.

3.6. Notice of Adjustment to Conversion Price. Upon any adjustment or other change relating to the Conversion Price or the securities issuable upon the conversion of this Note, then, and in each such case, the Borrower shall give written notice thereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number or other denominations of securities issuable at such price upon the conversion of this Note setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.7. Reservation of Shares. Document Security Systems covenants that it will at all times until this Note is paid or converted in full under the terms hereof reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issue upon conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note.

3.8. Notice to Allow Conversion. If (A) Document Security Systems shall declare a dividend (or any other distribution in whatever form, including without limitation the distribution of the Company’s common shares of Internet Media Services (“IMS”) which the Company acquired as the result of the sale of the Company’s assets in Legalstrore.com to IMS in October 2009) on the Common Stock, (B) Document Security Systems shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) Document Security Systems shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of Document Security Systems shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which Document Security Systems is a party, any sale or transfer of all or substantially all of the assets of Document Security Systems, any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or any transaction described in Section 3.5 of this Note or (E) Document Security Systems shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Document Security Systems, then, in each case, Document Security Systems shall deliver to the Lender, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. The Holder is entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

3.9           Registration Rights.  The Lender will be entitled to the benefits of a Registration Rights Agreement, dated as of the date of this Note, between the Company and the Lender (the “Registration Rights Agreement”).

4. Optional Borrower Redemption. At any time on or before December 5, 2011, the Borrower shall have the right to redeem this Note for a price equal to the Outstanding Amount.   Borrower shall give Lender 20 days advance notice of its intention to redeem and Lender shall have the right to convert this Note pursuant to Section 3.1 during such 20 day period.

5.           Usury.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the principal amount of this Note has been paid in full, shall be refunded to the Borrower.

6.           Late Charge.  If an interest payment is not received within ten days of its due date, Borrower shall pay a late charge equal to twenty-five percent (25%) of the delinquent amount; any excess collected by mistake shall be refunded on request, and each such late charge shall be separately charged and collected by the Lender.  Payments may be applied in any order in the sole discretion of the Lender but prior to demand, shall be applied first to past due interest, expenses and late charges, then to scheduled principal payments, if any, which are past due, then to current interest, expenses and late charges, and last to remaining principal.

7.           Security. This Note is secured by certain assets of the Borrower in accordance with a separate security agreement (the “Security Agreement”) of even date herewith between the Borrower and Lender.  In case of an Event of Default (as defined in this Note), the Lender shall have the rights set forth in the Security Agreement.

8.           Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable indemnity, if requested.

9.           Events of Default.  The following constitute an event of default (“Event of Default”):

a.           Borrower fails to pay any of its material liabilities, obligations, and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed or otherwise whether arising under or in accordance with the Note or otherwise when due and said failure continues for a period of seven (7) days;

d.           Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note;

e.           Any warranty or representation now or hereafter made by the Borrower in connection with this Note is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Lender is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

f.           A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or the Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing;

g.           Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

h.           Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days after written notice of same from the Lender to the Borrower;

10.           Purpose.  The Loan proceeds shall be used for the business purpose of payment in full of amounts due under the CREDIT AGREEMENT, dated as of January 4, 2008 between DOCUMENT SECURITY SYSTEMS, INC. as Borrower, and PATRICK WHITE as Lender.

11.           Miscellaneous.

a.           Authority and Enforceability; Etc. The Borrower hereby represents and warrants to the Lender that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Note:

i.           it has been duly incorporated, is validly existing as a corporation in good  standing under the laws of the jurisdiction of its incorporation , it has full corporate power and authority to own its property and conduct its business as presently conducted and has taken all required corporate and other action necessary to permit it to execute, deliver, and perform all of its obligations contained in this Note, the Security Agreement, the Registration Rights Agreement and Common Stock Purchase Warrant (collectively, the “Loan Documents”) and any other documents or instruments delivered in connection herewith, and to borrow hereunder, and such actions to the best of its knowledge will not violate any provision of law applicable to, or the organizational documents of, the Borrower, or result in the breach of or constitute a default under any material agreement or instrument to which the Borrower is a party or by which it is bound, which default has not been waived in writing on or prior to the date hereof;

ii.           each Loan Document has been duly authorized and validly executed by and is the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights and remedies generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

iii.           neither the execution and delivery by the Borrower of this Note or any other Loan Document, nor the performance by the Borrower of its obligations hereunder or  thereunder, requires the consent, approval or authorization of any person or governmental authority, which consent, approval, or authorization has not been obtained;

iv.           The entire authorized capital stock of Borrower consists of 200,000,000 shares of Common Stock, of which 16,482,887 shares are issued and outstanding and 0 shares are held in treasury. All of the issued and outstanding shares of Borrower Common Stock have been duly authorized and are-validly issued, fully paid, and non-assessable. There are additional options and warrants issued and outstanding as of the date of this Note which are convertible into, or exercisable for, an aggregate of 2,142,270 shares of Common Stock.  In addition, up to an additional 478,750 shares of Common Stock are issuable upon the conversion of outstanding convertible promissory notes, including this Note. Other than as set forth in this paragraph, there are no outstanding or authorized shares, options, warrants stock appreciation, phantom stock, profit participation, convertible securities or similar rights with respect to Borrower.

v.           it has made all filings with SEC that it has been required to make under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively the “Public Reports”). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

vi.           it has filed quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2009 (the “Most Recent Fiscal Quarter End”), June 30, 2009 and March 31, 2009 and an annual report on Form 10-K for the fiscal year ended December 31, 2008. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of Borrower as of the indicated dates and the results of operations of Borrower for the indicated periods, are correct and complete in all respects, and are consistent with the books and records of Borrower; provided, however, that the interim statements are subject to normal year-end adjustments

vii.           Since the Most Recent Fiscal Quarter End, there has not been any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects (including as projected in any revenue, earnings, or other forecast, whether internal or published) of Borrower, other than those reported on Form 8-K on November 19, 2009 and December 15, 2009.

viii.           it does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Quarter End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

b.           Notices. All notices to any party required or permitted hereunder shall be in writing and shall be sent to the address or facsimile number set forth for such party as follows:

i.            If to the Lender:

Printers, LLC
PO Box 2613
Seattle, WA 98124
Fax:
Email:
Attn: Thomas Felker

With a copy (which shall not constitute notice) to:

Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, WA 9810-2682
Fax: (206) 676-7001
Email: charliec@summitlaw.com
Attn: Charles Carter

ii.           If to Document Security Systems, Inc.:

Document Security Systems, Inc.
28 East Main Street, Suite 1525
Rochester, NY 14614
Fax:
Attention: Chief Financial Officer

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after deposit with a reputable overnight courier service or 2 business days after deposit with a reputable international overnight courier (in each case with charges prepaid), or (ii) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth above, in each case with written verification of receipt.  Notwithstanding the foregoing, service of process will only be deemed effective if it complies with applicable law, including court rules and nothing in this Note shall be deemed to effect a waiver by any party of its right to receive service of process in accordance with those laws and rules.

c.           Waiver. No failure to exercise, and no delay in exercising, on the part of the Lender, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

d.           Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Lender.

e.           Expenses. Any reasonable expense incurred by the Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the administration, or enforcement of this Note or any other Loan Document and any other document executed by the Borrower in connection with the obligations of Borrower hereunder or any amendment hereto or thereto, or the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the recording and filing fees to perfect the liens granted under the Security Agreement and the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within 15 days of receiving written notice thereof from the Lender. Any such expense incurred by the Lender and not timely paid by the Borrower shall be added to the other obligations hereunder and shall earn interest at the same rate per annum as the principal hereunder.

f.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict or choice of laws principles.

g.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note shall not be assignable by any Lender without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), provided that the Lender may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Note to any individual or entity controlled by, controlling or under common control with Lender, including without limitation any member of Lender or any affiliate of such member. The Borrower may not assign this Note without prior written consent of the Lender, provided that the Borrower may assign this Note to any successor of all or substantially all of its assets or business, or any entity surviving the merger, combination or consolidation with the Borrower.

h.           Entire Agreement. This Note and any other agreement or instrument entered into in connection herewith (including each other Loan Document) contains the entire agreement of the Borrower and the Lender with respect to the subject matter hereof.

i.           Confidentiality. In addition to separate confidentiality agreement, if any, the Lender will at all times keep confidential and not divulge, use or make accessible to anyone the terms and conditions of this Agreement and the transactions described herein, and any non-public material information concerning or relating to the business or financial affairs of the Borrower to which such party has been or will become privy relating to this Agreement, except to its employees and advisors in such capacity, as required to perform its obligations hereunder, if required by law or rules of a stock exchange on which its or its parent’s securities are listed, or with the prior written consent of the Borrower.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:
Name: Patrick White Title: Chief Executive Officer

PRINTERS, LLC

By:
Name: Thomas S. Felker Title: Manager

Exhibit A

Disclosure Schedule